Exhibit 99.1

INTERDIGITAL ANNOUNCES THIRD QUARTER 2011 FINANCIAL RESULTS

KING OF PRUSSIA, PA—October 26, 2011—InterDigital, Inc. (NASDAQ: IDCC) today announced results for the third quarter ended September 30, 2011.

Highlights for third quarter 2011:

•	Revenue of $76.5 million
•	Net income of $26.2 million, or $0.57 per diluted share
•	Ending cash and short-term investments totaling $690.6 million.

“During the third quarter, we saw solid sales performance from many of our key customers and ended the quarter with approximately 50 percent of all 3G handsets being delivered under license from InterDigital,” commented William J. Merritt, InterDigital's President and Chief Executive Officer. “We were also encouraged by the market data indicating that 4G LTE devices were ramping faster than forecasted. That faster ramp, combined with a leading LTE patent position, speaks well to future revenue opportunities for the company from its core terminal unit licensing business.”

“We also continue to be pleased with the pace and direction of our current R&D initiatives,” continued Merritt. “Our strong cash position allows us to continue to be an industry leader on the development of the next generation of fundamental wireless technologies, including advanced LTE designs, technologies driving the future ‘network of networks’ and innovative architectures that are expected to greatly enhance machine-to-machine deployments. With continued success in these areas, the inventions from these programs will join our portfolio of approximately 19,000 issued patents and applications, many of which are incorporated into the industry standards to which cellular wireless communications devices are built.

“While executing on our business plan, the company’s board of directors also continues to thoroughly explore and evaluate potential strategic alternatives for the company, which may include a sale or other transaction,” concluded Merritt.

Third Quarter 2011 Summary

Revenue in third quarter 2011 totaled $76.5 million, a 17 percent decrease from $91.9 million reported in third quarter 2010. Patent licensing royalties of $75.3 million in third quarter 2011 declined $10.8 million, or 13 percent, from $86.1 million in third quarter 2010. The fixed fee portion of the royalty revenue totaled $33.2 million, a decline of $16.4 million, or 33 percent, over the $49.6 million in third quarter 2010, primarily due to the absence of $14.4 million in royalties from LG Electronics, Inc. (“LG”). Per-unit royalties of $34.2 million in third quarter 2011 declined somewhat from the $35.8 million in third quarter 2010, driven by a decline in royalties associated with customers in Japan offset by growth in customers with exposure to the smartphone market. Past sales of $7.9 million in third quarter 2011 increased from $0.7 million in third quarter 2010 due to an audit resolution with an existing customer in third quarter 2011. Additionally, technology solutions revenue decreased to $1.2 million from $5.8 million in third quarter 2010, primarily due to declines in revenue from agreements that concluded in

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2010. In addition, the company continues to defer revenue recognition of disputed royalties pending the outcome of an ongoing arbitration proceeding related to one of the company’s technology solutions agreements. As of September 30, 2011, the company has deferred $25.6 million of revenue in connection with this arbitration. Customers that accounted for ten percent or more of the $76.5 million of third quarter 2011 total revenue were Samsung Electronics Company, Ltd. (“Samsung”) (34 percent), Research in Motion Limited (“RIM”) (13 percent) and HTC Corporation (“HTC”) (12 percent).

As a result of the decrease in revenue, the company’s third quarter 2011 net income of $26.2 million, or $0.57 per diluted share, declined 26 percent from net income of $35.5 million, or $0.79 per diluted share, in third quarter 2010.

Third quarter 2011 operating expenses were $44.3 million, an increase of $6.8 million, or 18 percent, from $37.5 million in third quarter 2010. This increase was primarily due to a $5.2 million increase in intellectual property enforcement and non-patent litigation costs ($6.7 million in third quarter 2011 versus $1.5 million in third quarter 2010) primarily associated with the recently filed ITC action. Additionally, personnel-related costs and costs associated with the strategic alternatives evaluation process contributed $1.9 million and $1.5 million, respectively, to the operating expense increase. During 2011, the company increased personnel levels within the company’s patents, licensing and advanced research groups. These and other increases were partially offset by a decrease of $2.0 million for sublicense fees, due to technology solutions agreements that concluded during 2010. In addition, the company incurred lower commission expense.

In third quarter 2011, the company reported net other expense of $3.2 million as compared to net other income of $0.5 million in third quarter 2010. The change between periods primarily resulted from the recognition of $3.6 million of interest expense associated with the company’s 2.50% Senior Convertible Notes issued on April 4, 2011 (the “Notes”).

The company’s third quarter 2011 effective tax rate was approximately 10 percent, compared to 35 percent for third quarter 2010. The decrease in the effective tax rate was primarily driven by a $6.8 million benefit related to the favorable resolution of tax contingencies.

Nine Months 2011 Summary

The company’s first nine months 2011 revenue totaled $224.8 million, a 25 percent decrease from $299.3 million reported in first nine months 2010. The decrease in revenue year over year was primarily driven by a $64.2 million decrease in patent licensing royalties from $285.0 million in first nine months 2010 to $220.8 million in first nine months 2011. This decrease is attributable to the absence of $43.2 million in fixed fee royalties from LG and the impact of a high level of past sales revenue of $41.3 million recognized in first nine months 2010. The past sales revenue in first nine months 2010 related to: (i) a new license agreement with Casio Hitachi Mobile Communications Co., Ltd. (“CHMC”); (ii) the renewal of a license agreement; and (iii) the resolution of an audit of an existing customer. Royalties from past sales totaled $10.6 million in first nine months 2011, related to the resolution of audits of existing customers. Additionally, technology solutions revenue decreased $10.3 million in first nine months 2011 from $14.3 million in first nine months 2010, primarily due to the loss of revenue from agreements that concluded in 2010 and the deferral of revenue recognition of disputed royalties pending the outcome of the ongoing arbitration proceeding related to one of the company’s technology solutions agreements. The decreases discussed above were partially offset by an increase in aggregate per-unit royalties of 11

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percent, or $11.2 million, to $108.6 million in first nine months 2011 from $97.4 million in first nine months 2010 due to strong sales from customers with concentrations in smartphones. Customers that accounted for ten percent or more of the $224.8 million of first nine months 2011 total revenue were Samsung (34 percent), RIM (15 percent) and HTC (11 percent).

As a result of the decrease in revenue, the company’s first nine months 2011 net income of $66.7 million, or $1.45 per diluted share, declined 44 percent from net income of $119.3 million, or $2.67 per diluted share, in first nine months 2010.

First nine months 2011 operating expenses of $125.5 million increased $8.4 million, or 7 percent, from $117.1 million in first nine months 2010. This increase in operating expense was primarily due to an increase of $5.3 million in personnel-related costs within the company’s patents, licensing and advanced research groups. Intellectual property enforcement and non-patent litigation costs increased $5.3 million ($15.7 million in first nine months 2011 versus $10.4 million in first nine months 2010), primarily associated with the recently filed ITC action. Additionally, costs associated with the strategic alternatives evaluation process contributed $1.5 million to the operating expense increase. These and other increases were partially offset by decreases in sublicense fees, commission expense, and long-term compensation. Commission expense decreased $2.5 million primarily due to the decline in revenues. Sublicense fees decreased $2.9 million due to technology solutions agreements that concluded during 2010. Long-term compensation expenses decreased by $0.6 million primarily due to a first nine months 2010 charge of $1.8 million to increase the company’s accrual rate for an incentive period under the company’s long-term compensation program (“LTCP”) covering January 1, 2008 through December 31, 2010, which was partially offset by a third quarter 2011 charge of $0.9 million to increase the accrual rate for an incentive period under the LTCP covering January 1, 2009 through December 31, 2011.

In first nine months 2011, the company reported net other expense of $7.5 million as compared to net other income of $2.0 million in first nine months 2010. The change between periods primarily resulted from the recognition of $7.2 million of interest expense associated with the Notes and the recognition of $1.6 million for investment impairment in first nine months 2011.

The company’s first nine months 2011 effective tax rate was approximately 27 percent, as compared to 35 percent for first nine months 2010. The decrease in the effective tax rate was primarily driven by the $6.8 million benefit related to the favorable resolution of tax contingencies.

In first nine months 2011, the company used $54.5 million in free cash flow1 compared to $141.4 million generated in first nine months 2010. This change in free cash flow primarily resulted from the $200 million and $33 million in cash receipts from Samsung and CHMC, respectively, in first nine months 2010.

Company Update Regarding Quarterly Conference Calls and Guidance

As previously announced on July 27, 2011, due to the company’s announcement that the Board of Directors had initiated a process to explore and evaluate potential strategic alternatives, the company has suspended regular quarterly conference calls and financial guidance until further notice.

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About InterDigital®

InterDigital develops fundamental wireless technologies that are at the core of mobile devices, networks, and services worldwide. We solve many of the industry’s most critical and complex technical challenges, inventing solutions for more efficient broadband networks and a richer multimedia experience years ahead of market deployment. InterDigital has licenses and strategic relationships with many of the world’s leading wireless companies.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit the InterDigital website: www.interdigital.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding our current beliefs, plans and expectations, including, without limitation: (i) our statement that market data indicates that 4G LTE devices are ramping faster than forecasted, (ii) our belief that that faster ramp, combined with a leading LTE patent position, speaks well to future revenue opportunities for the company from its core terminal unit licensing business, (iii) our belief that our strong cash position will allow us to continue to be an industry leader on the development of the next generation of fundamental wireless technologies, (iv) our belief that with continued success in these areas, the inventions from these programs will join our portfolio of approximately 19,000 issued patents and applications and (v) the board of directors continued exploration and evaluation of potential strategic alternatives for the company. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “forecast,” variations of any such words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, without limitation, those identified in this press release, as well as the following: (i) the risks and uncertainties of any strategic alternative review process, including whether any strategic alternative will be identified or, if identified, whether it will be pursued or consummated; (ii) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (iii) our ability to leverage our strategic relationships and secure new patent license and technology solutions agreements on acceptable terms; (iv) changes in the market share and sales performance of our primary customers, delays in product shipments of our customers and timely receipt and final reviews of quarterly royalty reports from our customers and related matters; (v) the failure of the markets for our technologies to materialize to the extent or at the rate that we expect; and (vi) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings or adverse rulings in such legal proceedings. We undertake no duty to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.

1 Free cash flow is a supplemental non-GAAP financial measure that InterDigital believes is helpful in evaluating the company’s ability to invest in its business, make strategic acquisitions and fund share repurchases, among other things. A limitation of the utility of free cash flow as a measure of financial

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performance is that it does not represent the total increase or decrease in the company’s cash balance for the period. InterDigital defines “free cash flow” as net cash provided by operating activities less purchases of property and equipment, technology licenses and investments in patents. InterDigital’s computation of free cash flow might not be comparable to free cash flow reported by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (“GAAP”). A detailed reconciliation of free cash flow to net cash provided by operating activities, the most directly comparable GAAP financial measure, is provided at the end of this press release.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands except per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
REVENUES:
Per-unit royalty revenue	$34,150	$35,838	$108,550	$97,417
Fixed fee amortized royalty revenue	33,231	49,585	101,633	146,263
Past sales	7,900	662	10,611	41,313
Technology solutions revenue	1,174	5,838	3,992	14,270

Total Revenue	76,455	91,923	224,786	299,263

OPERATING EXPENSES:
Patent administration and licensing	17,900	12,772	50,604	45,302
Development	17,015	17,457	50,202	49,985
Selling, general and administrative	9,387	7,223	24,714	21,750

	44,302	37,452	125,520	117,037

Income from operations	32,153	54,471	99,266	182,226

OTHER (EXPENSE) INCOME	(3,149)	556	(7,472)	2,045

Income before income taxes	29,004	55,027	91,794	184,271

INCOME TAX PROVISION	(2,798)	(19,512)	(25,093)	(64,966)

NET INCOME	$26,206	$35,515	$66,701	$119,305

NET INCOME PER COMMON SHARE—BASIC	$0.58	$0.81	$1.47	$2.72

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING—BASIC	45,463	44,076	45,380	43,889

NET INCOME PER COMMON SHARE—DILUTED	$0.57	$0.79	$1.45	$2.67

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING—DILUTED	46,281	44,811	46,000	44,635

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.00	$0.30	$0.00

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SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Net income before income taxes	$29,004	$55,027	$91,794	$184,271
Taxes paid	—	(55,723)	(23,806)	(88,223)

Non-cash expenses	10,805	6,952	29,699	20,389
Increase in deferred revenue	12,009	19,505	47,478	72,002
Deferred revenue recognized	(56,279)	(75,472)	(175,213)	(209,115)
(Decrease) increase in operating working capital, deferred charges and other	3,158	131,307	(2,512)	183,820

Capital spending & patent additions	(6,999)	(6,745)	(21,951)	(21,701)

FREE CASH FLOW	(8,302)	74,851	(54,511)	141,443

Tax benefit from share-based compensation	2,024	920	2,705	2,262
Payments on long-term debt, including capital leases	(74)	(78)	(215)	(512)
Proceeds from issuance of convertible senior notes, net	—	—	221,985	—
Purchase of convertible bond hedge	—	—	(42,665)	—
Proceeds from issuance of warrants	—	—	31,740	—
Dividend paid	(4,540)	—	(13,602)	—
Net proceeds from exercise of stock options	1,098	2,160	4,050	10,625
Unrealized loss on short-term investments	(728)	(68)	(565)	(44)

NET (DECREASE)/INCREASE IN CASH AND SHORT-TERM INVESTMENTS	$(10,522)	$77,785	$148,922	$153,774

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SUMMARY CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

(unaudited)

	September 30, 2011	December 31, 2010
Assets
Cash & short-term investments	$690,591	$541,669
Accounts receivable (net)	29,022	33,632
Current deferred tax assets	30,968	35,136
Other current assets	31,478	9,119
Property & equipment and patents (net)	143,065	138,649
Other long-term assets (net)	96,888	116,438

TOTAL ASSETS	$1,022,012	$874,643

Liabilities and Shareholders’ Equity
Current portion of long-term debt	$254	$288
Accounts payable, accrued liabilities, taxes payable & dividends payable	33,905	43,468
Current deferred revenue	133,467	134,804
Long-term deferred revenue	205,776	332,174
Long-term debt & other long-term liabilities	200,020	10,793

TOTAL LIABILITIES	573,422	521,527
SHAREHOLDERS’ EQUITY	448,590	353,116

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$1,022,012	$874,643

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RECONCILIATION OF FREE CASH FLOW TO NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES

In the summary consolidated statements of cash flows and throughout this release, the company refers to free cash flow. The table below presents a reconciliation of this non-GAAP financial measure to net cash provided by operating activities, the most directly comparable GAAP financial measure.

	For the Three Months Ended September 30,		For the NineMonths Ended September 30,
	2011	2010	2011	2010
Net cash (used in) provided by operating activities	$(1,303)	$81,596	$(32,560)	$163,144
Purchases of property, equipment	(697)	(650)	(2,523)	(1,738)
Patent additions	(6,302)	(6,095)	(19,428)	(19,963)

Free cash flow	$(8,302)	$74,851	$(54,511)	$141,443

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Media Contact: Jack Indekeu Email: jack.indekeu@interdigital.com +1 (610) 878-7800	Investor Contact: Janet Point Email: janet.point@interdigital.com +1 (610) 878-7800